UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

OSI SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	33-0238801
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

12525 Chadron Avenue Hawthorne, California	90250
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name and exchange on which each class is to be registered
Preferred Share Purchase Rights	The Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: [            ] (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

The undersigned registrant hereby amends, as set forth below, the Registration Statement on Form 8-A filed by the registrant with the Securities and Exchange Commission on August 1, 2000, as amended by Amendment No. 1 to Form 8-A filed with the Securities and Exchange Commission on December 23, 2004.

ITEM 1.	Description of Registrant’s Securities to be Registered.

On January 30, 2009, we entered into Amendment No. 2 to Rights Agreement with StockTrans, Inc. Pursuant to such amendment, StockTrans, Inc. has agreed to replace U.S. Stock Transfer Corporation as Rights Agent under our Rights Agreement, as amended. In addition, (i) Section 21 of the Rights Agreement was amended to reduce the combined capital and surplus required to be held by the Rights Agent at the time of its appointment to $1.75 million and (ii) the term of the Rights Agreement was extended to July 31, 2018.

We originally entered into the Rights Agreement on July 31, 2000. In connection with such entry into the Rights Agreement, our Board of Directors, at such time, declared a dividend of one preferred share purchase right for each outstanding share of our Common Stock. The dividend is payable to shareholders of record on August 17, 2000. Each such purchase right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock at a price of $100 per one one-thousandth of a preferred share, subject to adjustment.

The foregoing description is qualified in its entirety by reference to the description of the preferred share purchase rights and their terms set forth in the Rights Agreement, as amended. The Rights Agreement and its amendments are each incorporated herein by reference. Capitalized terms used, but not defined herein have the meanings given to them in the Rights Agreement. Amendment No. 2 is attached hereto as Exhibit 4.3.

ITEM 2.	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1	Rights Agreement, dated as of July 31, 2000, by and between OSI Systems, Inc. and U.S. Stock Transfer Corporation, as Rights Agent (incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed on August 1, 2000).

4.2	First Amendment to Rights Agreement, dated as of December 21, 2004, by and between OSI Systems, Inc. and U.S. Stock Transfer Corporation, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on December 23, 2004).

4.3	Amendment No. 2 to Rights Agreement, dated as of January 30, 2009, by and between OSI Systems, Inc. and StockTrans, Inc. as Rights Agent.*

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

OSI SYSTEMS, INC.

Date:	February 3, 2009

By:	/s/ Victor Sze
Victor Sze Executive Vice President & General Counsel

OSI SYSTEMS, INC.

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
4.1	Rights Agreement, dated as of July 31, 2000, by and between OSI Systems, Inc. and U.S. Stock Transfer Corporation, as Rights Agent (incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed on August 1, 2000).

4.2	First Amendment to Rights Agreement, dated as of December 21, 2004, by and between OSI Systems, Inc. and U.S. Stock Transfer Corporation, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on December 23, 2004).

4.3	Amendment No. 2 to Rights Agreement, dated as of January 30, 2009, by and between OSI Systems, Inc. and StockTrans, Inc. as Rights Agent.*

*	Filed herewith.